BNP Residential Properties, Inc.          EXHIBIT 3.1

                             Articles Supplementary

                       Classifying And Designating 909,090
                          Shares Of Series B Cumulative
                           Convertible Preferred Stock

                 (Pursuant to Sections 2-105(a)(9) and 2-208(a)
                    of the Maryland General Corporation Law)


     BNP Residential Properties, Inc., a Maryland corporation (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     First: Under a power contained in Section 5.3 of the Company's charter, the Board of Directors (the "Board"), by resolutions duly adopted on December 17, 2001, classified and designated 909,090 shares of the Company's Preferred Stock ($.01 par value per share) as the Series B Cumulative Convertible Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (which upon any restatement of the charter will become a part of Article V thereof, with any necessary or appropriate changes to the numbering or lettering of sections thereof) as follows:

                 Series B Cumulative Convertible Preferred Stock

Section 1. Designation and Amount. A series of Preferred Stock designated as "Series B Cumulative Convertible Preferred Stock" is hereby established and the number of shares constituting the series so designated shall be 909,090 (the "Series B Preferred Stock").

Section 2.        Distribution Rights.

     (a) General. In addition to any other distributions expressly provided for herein, the Company shall pay in cash, when, as and if authorized by the Board, out of funds legally available therefor as provided by the laws governing corporations in Maryland (the "Legally Available Funds"), distributions (the "Preferred Distribution") at the quarterly rate equal to the Distribution Rate per issued and outstanding share of Series B Preferred Stock, per calendar quarter. Such distributions shall be cumulative and payable (if declared) quarterly within five days of the 17th day of each February, May, August and November, with respect to the prior calendar quarter, commencing February 2002 to the holders of record at the close of business on the date specified by the Board at the time such distribution is declared no more than 45 days prior to the date fixed for payment thereof; provided, however, that the Company shall have the right to declare and

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          pay distributions at any time. The Distribution Rate shall be pro rated for the actual number of days in any partial quarter.

     (b) Commencement and Termination of Accrual of Distributions. Distributions shall begin to accrue from the date of issuance of such share of Series B Preferred Stock to and including the first to occur of the following:

          (i) the date on which the Series B Preference Payment or Redemption Payment (plus all accrued and unpaid distributions thereon whether or not declared) is paid to the holder thereof in connection with the dissolution of the Company or the redemption of such share of Series B Preferred Stock by the Company;

          (ii) the date (the "Accrual Date") on which such share is converted into Common Stock (a "Conversion Share"), provided that to the extent such Conversion Share would be entitled to a distribution for a period prior to the Accrual Date, the Accrual Date will be the date immediately preceding the period that precedes the Accrual Date for which such Conversion Share would be entitled to a distribution;

          (iii) the date on which such share is otherwise acquired and paid for by the Company.

     (c) Cumulative Nature of Distributions. Each distribution shall be fully cumulative, to the extent not previously paid, whether or not declared and whether or not there are Legally Available Funds at the times set forth in Section 2(a), such that Series B Preferred Stock on which distributions have not been paid in full on the dates set forth above shall accrue distributions at the then applicable Distribution Rate per share per quarter. Distributions not paid in full on the dates set forth above shall accrue distributions at the Accumulating Rate. Any distribution payment with respect to the Series B Preferred Stock shall first be credited against any prior accrued and unpaid distribution.

     (d) Distribution of Assets or Debt Securities. If the Company declares a distribution on the common Stock of any of its assets (excluding cash distributions (other than extraordinary cash distributions)) or debt securities, then each share of the Series B Preferred Stock shall be entitled to receive distributions on an As-Converted Basis in pari passu with the Common Stock; provided however, that the Series B Preferred Stock will not be entitled to participate under this Section 2(d) in any distribution addressed by Section 6(d)(i).

     (e) Ranking as to Distributions; Restrictions. Distributions with respect to the Series B Preferred Stock shall be declared and paid pari passu with the distributions on any equity securities of the Company ranking on a parity with the Series B Preferred Stock as to distributions. The holders of Series B Preferred Stock shall be entitled to receive distributions prior and in preference to any declaration or

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          payment of any distribution (other than dividends payable in Common
          Stock or in other securities entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock for which an anti-dilution adjustment is provided by Section 6(d) below) on Common Stock or any Capital Stock of the Company ranking junior to the Series B Preferred Stock as to the payment of distributions ("Junior Securities"), payable only when, as and if declared by the Board. No distributions shall be set apart for or paid upon the Common Stock, the Series A Preferred Stock (as defined in the Charter) or any other Junior Securities unless all such cumulative distributions on the Series B Preferred Stock have been paid.

     (f) Pro Rata Distribution. All distributions paid with respect to Series B Preferred Stock pursuant to this Section 2 shall be paid pro rata in respect of each share of Series B Preferred Stock entitled thereto. In the event that the Legally Available Funds available for the payment of distributions shall be insufficient for the payment of the entire amount of distributions payable with respect to the outstanding Series B Preferred Stock and any other outstanding equity securities of the Company that rank on a parity with the Series B Preferred Stock as to distributions on any date on which the Board has authorized the payment of a distribution or otherwise, the amount of any available surplus shall be allocated for the payment of distributions with respect to the outstanding Series B Preferred Stock and any other outstanding equity securities of the Company that rank on parity with the Series B Preferred Stock as to distributions pro rata based upon the amount of accrued and unpaid distributions on such equity securities.

     (g) Limits. Holders of Series B Preferred Stock shall not be entitled to any distribution (except as provided in Section 3 below), whether payable in cash, property or shares, in excess of the full cumulative distributions on the Series B Preferred Stock (as used in these Articles Supplementary, such term being deemed to include distributions on accrued and unpaid distributions) as expressly described above.

Section 3.        Preference Upon Dissolution.

     (a) Payment upon Dissolution. In the event of any dissolution of the Company, whether voluntary or involuntary, then out of the assets of the Company before any distribution or payment to the holders of equity securities of the Company ranking junior to the Series B Preferred Stock (as to preference upon dissolution), and on a pari passu basis with the holders of any equity securities ranking on a parity with the Series B Preferred Stock (as to preference upon dissolution), the holders of the Series B Preferred Stock shall be entitled to be paid $11.00 per share of Series B Preferred Stock plus accrued and unpaid distributions whether or not declared (the "Series B Preference Payment"), to the date that the distribution is made available.

     (b) Pro Rata Distribution. If, upon any dissolution of the Company, the assets of the Company available for distribution to the holders of Series B Preferred Stock

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          and any Preferred Stock ranking on a parity with the Series B
          Preferred Stock (as to preference upon dissolution) shall be insufficient to permit full payment of the amount that such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series B Preferred Stock and any Preferred Stock ranking on a parity with the Series B Preferred Stock (as to preference upon dissolution) shall be distributed among and paid to the holders of Series B Preferred Stock and any Preferred Stock ranking on a parity with the Series B Preferred Stock (as to preference upon dissolution), ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

     (c) Notice. Written notice of any planned dissolution payment stating a payment date, the place where such payment shall be made, and the amount of each Series B Preference Payment shall be given by first class mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of the Series B Preferred Stock, at such holder's address as shown in the records of the Company.

     (d) Characterization of Certain Transactions. No consolidation, merger, transfer of assets or share exchange involving the Company shall be considered a dissolution of the Company.

Section 4.        Voting Rights.

     (a) General. Except as otherwise provided by law or this charter, the holders of the Series B Preferred Stock shall not be entitled to vote or consent on any matters submitted to the holders of Common Stock.

     (b) Specified Voting Rights. So long as at least 227,273 shares of the Series B Preferred Stock remain issued and outstanding:

          (i) at any annual or special meeting of the stockholders for the purpose of electing directors to the Board, the holders of a majority of the then-outstanding shares of Series B Preferred Stock, voting as a single class, shall be entitled to elect one member of the Board to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified (the "Series B Director").

          (ii) pursuant to any consent or any other Company action taken to amend the Company's bylaws or charter so as to materially adversely affect the rights, preferences, or privileges of the shares of Series B Preferred Stock, the affirmative vote of a majority of the then-outstanding shares of Series B Preferred Stock, voting as a single class, shall be required.

          (iii) pursuant to any consent or any other Company action taken to consummate a transaction relating to a Change of Control, the affirmative


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               vote of a majority of the then-outstanding shares of Series B
               Preferred Stock, voting as a single class, shall be required.

     (c)  Voting Rights in a Dividend Default.

          (i) In case of a Dividend Default, then the holders of the Series B Preferred Stock shall (immediately upon the giving of written notice to the Company by the holders of a majority of the then-outstanding shares of Series B Preferred Stock), voting together as a single class, be entitled to elect at least one-third of the members of the Board. In calculating the number of directors to which the Series B Preferred Stock are entitled, the Series B Director shall be included in the one-third. In order to accommodate the special rights provided in this Section 4(c)(i) to the holders of the Series B Preferred Stock, the Board as in existence immediately prior to accrual of such rights:

               (1) will take action to ensure the availability of at least one-third of the Board membership is available to satisfy the preceding and

               (2) may, among other permissible actions, within the limits imposed by the Company's bylaws and charter, expand the size of the Board.

          (ii) For so long as the holders of the Series B Preferred Stock are entitled to elect at least one-third of the Board, the Company, without first obtaining the approval of more than two-thirds of the Board, may not:

               (1)  incur Indebtedness in excess of $10,000,000;

               (2) authorize the issuance of any equity security by the Company with relative rights or preferences as to distributions or upon dissolution on parity with the Series B Preferred Stock;

               (3) within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors; or

               (4) terminate or hire a replacement for the Company's Chief Executive Officer or Executive Vice President.

          (iii) Subject to the following sentence, Directors appointed pursuant to Section 4(c)(i) shall serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. If, after the recomposition of the Board pursuant to
               Section 4(c)(i), the Dividend Default is cured, then the holders of the Series B Preferred Stock shall be


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               immediately divested of the special voting rights specified in this Section 4(c), and the resignation of the Preferred B Directors elected to the Board pursuant to this Section 4(c) shall become effective. However, the special voting rights of this Section 4(c) shall again accrue to the holders of the shares of the Series B Preferred Stock in case of any later occurrence of Dividend Default.

     (d) Vacancies in Preferred B Directorships. In the case of any vacancy in the office of a Preferred B Director, the remaining Preferred B Director(s) may appoint a person to serve for the unexpired term of the director whose office is vacant. If there are no remaining Preferred B Directors, a majority of the holders of Series B Preferred Stock shall elect a successor to serve for the unexpired term of the director whose office is vacant at a meeting of such stockholders called for that purpose.

     (e) Voting Procedures. At each meeting of the stockholders of the Company at which the holders of the Series B Preferred Stock shall have the right to vote separately as a single class, as provided in this
          Section 4, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series B Preferred Stock then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such stockholders as a class. At any such meeting or adjournment thereof, the absence of a quorum of holders of Series B Preferred Stock shall not prevent the election of Directors (other than the Directors to be elected by the holders of the Series B Preferred Stock) or such other action as may be taken at such meeting or adjournment thereof, and the absence of a quorum of the holders of any other class or series of shares for the election of Directors or the taking of other actions shall not prevent the election of any Preferred B Directors.

     (f) Qualification of Preferred B Directors. No person may serve as a Preferred B Director

          (i) unless such person has agreed in writing to resign from the Board on the first date that:

               (1) there are fewer than 227,273 shares of Series B Preferred Stock outstanding or

               (2) the election rights under which the Preferred B Director has been elected are divested from the holders of the Series B Preferred Stock; or

          (ii) if the Board (excluding the Preferred B Directors) determines that:

               (1) such person is a director or officer of a competitor of the Company;

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               (2)  such person has been convicted of, or has pled nolo
                    contendere to, a felony;

               (3) an event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred with respect to such person.

     (g) Breach by Investor. If the Investor (as defined in that certain Investment Agreement by and between the Company and Preferred Investment I, LLC, a New Jersey limited liability company (the "Investment Agreement")) breaches Article 2 or Article 3 of the Investment Agreement, then, notwithstanding any other provision in these Articles Supplementary, the holders of Series B Preferred Stock will not be entitled to elect any Preferred B Directors.

Section 5.        Limitations on Issuances of Certain Securities.

     (a) Senior Securities. So long as shares of Series B Preferred Stock remain outstanding, the Company will not issue equity securities ranking senior to the Series B Preferred Stock (as to distributions or upon dissolution) ("Senior Securities") without the consent of the holders of a majority of the outstanding shares of Series B Preferred Stock.

     (b) Pari Passu Securities. So long as shares of Series B Preferred Stock remain outstanding, the Company will not issue equity securities ranking in pari passu to the Series B Preferred Stock (as to distributions or upon dissolution) ("Parity Securities") unless either:

          (i) the holders of a majority of the outstanding shares of Series B Preferred Stock consent to such issuance or

          (ii) the issuance of Parity Securities would not result in the sum of
               (1) the cumulative Series B Preference Payment plus (2) the cumulative payment preference upon dissolution of the Parity Securities being in excess of the greater of (x) $25,000,000 or
               (y) 30% of the Company's Market Capitalization.

     (c) Debt Securities. Nothing in this Section 5 should be interpreted to limit the Company's ability to issue debt securities, secured or unsecured, provided that such debt securities are not convertible (i) into Senior Securities or (ii) into Parity Securities without complying with the conditions of Section 5(b).

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Section 6.        Conversion.

     (a) Conversion Rights. Subject to and upon compliance with the provisions of this Section 6, a holder of Series B Preferred Stock shall have the option to convert all or a portion of its shares of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock. Subject to Section 9(c), the holder may effect this conversion at any time after the third anniversary of the Initial Closing Date or immediately prior to or at any time following a Change of Control. The number of shares of Common Stock into which the holder may convert the shares of Series B Preferred Stock will equal the product of the number of shares of Series B Preferred Stock being converted multiplied by the Conversion Ratio. The holder may effect the conversion in the manner specified in Section 6(b). The right to convert any Series B Preferred Stock called for redemption pursuant to
          Section 9 will terminate at the close of business on the Final Conversion Date unless the Company defaults in making payment of any cash payable upon such redemption under Section 9. The "Conversion Ratio" with respect to any Series B Preferred Stock will initially be equal to 1, subject to adjustment as described below. The "Conversion Price" with respect to any share of Series B Preferred Stock will initially be $11.00, subject to adjustment as described below. In the event of an adjustment to the Conversion Price or to the Conversion Ratio, the other shall thereupon immediately be adjusted inversely, such that the product of the Conversion Ratio and the Conversion Price shall equal $11.00.

     (b)  Manner and Conditions of Conversion.

          (i) Manner and Conditions. In order to exercise the conversion right, the holder of each share of Series B Preferred Stock to be converted must surrender to the Company the certificate evidencing such share. The holder must duly endorse or assign to the Company or in blank the certificate and must provide written notice to the Company that the holder elects to convert such Series B Preferred Stock. If the Common Stock issuable on conversion is to be issued in a name different than the name in which such Series B Preferred Stock is registered, instruments of transfer must accompany each share of Series B Preferred Stock surrendered for conversion. The instruments of transfer must be in form satisfactory to the Company and must be duly executed by the Series B Preferred Stockholder or such holder's duly authorized attorney. In addition, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid) must accompany the instruments of transfer. Upon compliance with the provisions of this Section 6(b), each Conversion Share will be considered a fully paid and non-assessable share of the Company's Common Stock.

          (ii) Issuance of Certificate. As promptly as practicable after the surrender of certificates of Series B Preferred Stock, the Company will issue and deliver to such holder, or on such holder's written order, a

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               certificate or certificates for the number of full shares of
               Common Stock issuable upon the conversion of such Series B Preferred Stock in accordance with the provisions of this Section
               6. Any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in
               Section 6(c).

          (iii) Effective Time. Immediately before the close of business on the date (each such date, a "Conversion Date") on which the holder surrenders certificates evidencing shares of Series B Preferred Stock and provides notice to the Company in accordance with
               Section 6(b)(i):

               (1)  each conversion will be deemed to be effected;

               (2) the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares evidenced thereby; and

               (3) such conversion shall be at the Conversion Ratio in effect at such time on such date.

          (iv) Delay of Effective Time. If the Company's share transfer books are closed on a Conversion Date, such conversion will be deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open; however, the conversion will be at the Conversion Ratio in effect on the Conversion Date.

     (c) Fractional Shares. The Company will not issue fractional shares or scrip representing fractions of Common Stock upon conversion of the Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series B Preferred Stock, the Company will pay to the holder of such Series B Preferred Stock an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the Conversion Date.

     (d) Adjustment of Conversion Ratio. The Conversion Ratio will adjust as follows:

          (i) Payment of Distributions; Subdivisions, Combinations, Reclassifications. If the Company, while any shares of Series B Preferred Stock are outstanding, (A) pays or makes a distribution with respect to its equity securities in Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, (C) combines its outstanding Common Stock into a smaller number of shares or (D) issues any equity securities by reclassification of its Common Stock, then, at the

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               opening of business on the day next following the applicable record or effective date (except as provided in Section 6(g) below), the Conversion Ratio shall be appropriately increased or decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred shall be increased or decreased in proportion to such increase or decrease of the aggregate of shares of Common Stock outstanding.

          (ii) Issuance of Securities at Less than $11.00.

               (1) If the Company issues any Series B Additional Stock without consideration or for a consideration per share less than $11.00, the Conversion Price in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (ii)) be adjusted to a price determined by multiplying the Conversion Price by a fraction,

                    (A) the numerator of which shall be the sum of the number of shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock immediately prior to such issuance plus the Company Outstanding Junior Securities plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price and

                    (B) the denominator of which shall be the sum of the number of shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock immediately prior to such issuance plus the Company Outstanding Junior Securities plus the number of shares of such Series B Additional Stock.

               (2) In the case of the issuance of Series B Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without making deductions for any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

               (3) In the case of the issuance of Series B Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board irrespective of any accounting treatment.

          (iii) Minimum Adjustment. No adjustment in the Conversion Ratio or Conversion Price shall be required unless such adjustment would require a


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               cumulative increase or decrease of at least 1% of the Conversion
               Ratio; provided, however, that any adjustments that by reason of this paragraph (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. All calculations under this Section 6(d) shall be made to the nearest 1/100th of a share.

     (e) Certain Transactions. If the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Stock, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock and excluding any transaction as to which Section 6(d)(i) applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock that is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction. The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock that will contain provisions enabling the holders of the Series B Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Ratio in effect immediately prior to such Transaction.

     (f) Notice of Adjustment of Conversion Ratio. Whenever the Conversion Ratio is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall deliver such notice of such adjustment of the Conversion Ratio to the holders of the Series B Preferred Stock.

     (g) Timing of Adjustment. In any case in which this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to Section 6(c).

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     (h)  No Duplication of Adjustments. There shall be no adjustment of the
          Conversion Ratio in case of the issuance of any equity securities of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 6. If any action or transaction would require adjustment of the Conversion Ratio pursuant to more than one subsection of this Section 6, only one adjustment shall be made and such adjustment shall be the adjustment resulting in the greatest Conversion Ratio. Notwithstanding the foregoing, the provisions of this Section 6 shall similarly apply to successive transactions giving rise to any such adjustment.

     (i) Reservation. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series B Preferred Stock not theretofore converted.

Section 7. Notice of Certain Events. If:

     (a) there shall be any reclassification of the Common Stock or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or a statutory share exchange, or self tender offer by the Company for all or substantially all of its outstanding Common Stock or the sale or transfer of all or substantially all of the assets of the Company as an entity;

     (b) the Company signs a definitive agreement that effects a Change of Control; or

     (c) there shall occur the involuntary or voluntary dissolution of the Company, then the Company shall deliver to the holders of Series B Preferred Stock, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, Change of Control, or dissolution is expected to become effective, and the date as of which it is expected that holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, or dissolution. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

Section 8. Waiver. The holders of Series B Preferred Stock can waive any distribution to which they would otherwise be entitled under Section 2 or any other right or preference to which they may be entitled under these Articles Supplementary upon the affirmative vote or written consent of the holders of at least a majority of such shares of Series B Preferred Stock then outstanding.

Section 9.        Redemption Right of the Company.

     (a) General. The Company may, at its option, to the extent it shall have Legally Available Funds therefor, redeem outstanding shares of Series B Preferred Stock at any time or times after the Initial Closing Date for the Redemption Price. The Company may condition its redemption on any event.

     (b) Notice; Selection of Shares. The Company may exercise its option to redeem the Series B Preferred Stock pursuant to this Section 9 by providing written notice (a "Redemption Notice") to all holders of the Series B Preferred Stock. In any partial redemption, the Company may select, using any method, any specific shares of Series B Preferred Stock for redemption. Any Redemption Notice must state, at a minimum, the amount of Series B Preferred Stock to be redeemed, the date on which such redemption will occur, and, in the case of a partial redemption, the specific shares selected for redemption. If the Company determines to condition its redemption on the occurrence of a certain event (a "Condition"), the Redemption Notice must describe the event in reasonable detail and must explicitly state that the redemption is conditioned on such event. The Company must mail the Redemption Notice at least 60 days before the date specified therein for the redemption of the Series B Preferred Stock and shall set forth the Final Conversion Date. Neither the failure to deliver any notice required by this Section 9(b), nor any defect therein or in the delivery thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders.

     (c)  Conversion.

          (i) From the date the Company sends the Redemption Notices and ending at 5:00 p.m. (Charlotte, North Carolina time) on the 30th day following that date (the "Final Conversion Date"), each holder whose shares have been selected for redemption pursuant to
               Section 9(b) or Section 9(c)(ii) may exercise its conversion rights pursuant to Section 6 herein as follows:

               (1) In a Conditional Redemption, the holder's election to convert will be conditioned upon the occurrence of the Condition.

               (2) In an Unconditional Redemption, the holder's election to convert will be irrevocable.

          (ii) If any such holder elects to exercise its conversion rights, the Company will have the right, but not the obligation, to select additional shares of Series B Preferred Stock for redemption pursuant to Section 9(b) by sending a notice (an "Additional Selection Notice") and extending the Final Conversion Date with respect to such shares until the 30th day following the date the Company sends the Additional Selection Notice.

               The Additional Selection Notice, a copy of which the Company will deliver to all holders of Series B Preferred Stock, must identify the specific additional shares of Series B Preferred Stock selected for redemption and must state, at a minimum, the notice is an Additional Selection Notice pursuant to the Articles Supplementary, the Final Conversion Date for the shares identified for redemption in such Additional Selection Notice, and the new date on which such redemption will occur, which date must be at least the later of 45 days after the date of the Additional Selection Notice or 60 days after the date of the Redemption Notice. This procedure may be repeated until the Company has selected for redemption shares equal in number to that specified in the original Redemption Notice.

          (iii) In the case of an Unconditional Redemption, the conversion will take place concurrent with the Redemption Payment Date; provided that if all shares of Series B Preferred Stock are to be converted, the conversion will take place on the date that would have been the Redemption Payment Date.

          (iv) In the case of a Conditional Redemption, if the Condition occurs within the time period specified in Section 9(h), the conversion will be deemed to take place immediately preceding the Condition.

     (d) Redemption Price. The redemption price per share (the "Redemption Price") shall depend on the timing of the redemption and the existence of a binding agreement relating to a Change of Control as follows:

          (i) Through the Third Anniversary of the Initial Closing Date. If the Redemption Notice is provided on or before the third anniversary of the Initial Closing Date, upon the date specified in the Redemption Notice, the Company will, unless such holder of Series B Preferred Stock has exercised its conversion rights pursuant to
               Section 9(c) above, purchase from the holder(s) (as determined in accordance with Section 9(b)) of Series B Preferred Stock (upon surrender by such holder at the Company's principal office of the certificate(s) representing such Series B Preferred Stock), such shares of Series B Preferred Stock specified in the Selection Notice, at a price per share equal to:

               (1) in the absence of a Change of Control, the greater of (A) the product of the Conversion Ratio multiplied by the Current Market Price of the Company's Common Stock or (B) the Preferred Investment Return Amount or

               (2) if the Company has entered into a binding agreement with respect to a Change of Control, the greater of (A) the Preferred Investment Return Amount or (B) the product of (x) the value of a share of the Company's Common Stock, as measured by the consideration to be paid per share of Common Stock in the proposed Change of Control multiplied by (y) the Conversion Ratio. If such consideration is other than cash, such proposed consideration will be valued as of the date the binding agreement is signed. If the consideration consists of securities traded on a national securities exchange or the NASDAQ National Market (each, an "Exchange"), the consideration will be valued at the closing price on such Exchange. If the consideration is other than securities traded on an Exchange, the value of the consideration will be determined in good faith by the Board.

          (ii) After the Third Anniversary of the Initial Closing Date. If the Redemption Notice is provided after the third anniversary of the Initial Closing Date, upon the date specified in the Redemption Notice, the Company will, unless such holder of Series B Preferred Stock has exercised its conversion rights pursuant to
               Section 9(c) above, purchase from the holder(s) (as determined in accordance with Section 9(b)) of Series B Preferred Stock (upon surrender by such holder at the Company's principal office of the certificate(s) representing such Series B Preferred Stock), such shares of Series B Preferred Stock specified in the Selection Notice, at a price per share equal to:

               (1) in the absence of a Change of Control Transaction, the greater of (A) the product of the Conversion Ratio multiplied by the Current Market Price of the Company's Common Stock or (B) $11.00 or

               (2) in the event the Company has entered into a binding agreement with respect to a Change of Control, the greater of (A) $11.00 or (B) the product of (x) the value of a share of the Company's Common Stock as measured by the consideration to be paid per share of Common Stock in the proposed Change of Control multiplied by (y) the Conversion Ratio. If such consideration is other than cash, such proposed consideration will be valued as of the date the binding agreement is signed. If the consideration consists of securities traded on an Exchange, the consideration will be valued at the closing price on such Exchange. If the consideration is other than securities traded on an Exchange, the value of the consideration will be determined in good faith by the Board.

          (iii) Payment of Accumulated But Unpaid Distributions. If there are distributions that have accrued to the Series B Preferred Stock under Section 2 but that (1) have not been paid and (2) have not been provided for prior to Redemption, then the Company will pay such accumulated and unpaid distributions in addition to the amount payable on Redemption.

     (e) Limitation on Partial Redemptions. If, measured on the date of the Redemption Notice, as a result of any planned partial redemption by the Company, there would be immediately after such partial redemption fewer than 227,273 shares of Series B Preferred Stock outstanding, the Company will be required to redeem all of the then-outstanding shares of Series B Preferred Stock.

     (f) Distributions; Rights as Stockholder. No share of Series B Preferred Stock is entitled to any distributions accruing thereon after the date on which the payments provided by and in accordance with Section 9(a) are paid or made available for payment to the holder thereof. On such date all rights of the holder of such share of Series B Preferred Stock shall cease, and such share of Series B Preferred Stock shall not be deemed to be outstanding.

     (g)  Redemption Closing.

          (i) In the case of an Unconditional Redemption, the Company will pay the Redemption Price to the holders of the shares of Series B Preferred Stock selected for redemption on the date specified in the Redemption Notice or, in the case of one or more Additional Selection Notices, in the final Additional Selection Notice (the "Redemption Payment Date").

          (ii) In the case of a Conditional Redemption, if the Condition occurs within the time period specified in Section 9(h), the Company will pay the Redemption Price to the holders of the shares of Series B Preferred Stock selected for redemption within five Business Days of the occurrence of the Condition or such other time as the Company and the holders of the shares of Series B Preferred Stock selected for redemption may otherwise agree.

     (h) Limit on Condition. Notwithstanding the foregoing, if the Condition stated in a Redemption Notice issued pursuant to a Conditional Redemption does not occur within 90 days of the Redemption Notice, then the holders of Series B Preferred Stock will be entitled to rescind any election made pursuant to Section 9(c).

Section 10. Restrictions on Ownership Transfer to Preserve Tax Benefit. The Series B Preferred Stock shall be governed by the restrictions on ownership and transfer and the reporting requirements set forth in of Article VI of the Charter.

Section 11.       Definitions.

     (a) "Accumulating Rate" means the amount per share equal to the accrued but unpaid distributions pursuant to Section 2(a) multiplied by 12%, compounded on an annual basis.

     (b) "As-Converted Basis" means, with respect to any security convertible into Common Stock, a basis assuming the conversion of such security into that number of shares of Common Stock into which such security is then convertible.

     (c) "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Charlotte, North Carolina, are authorized or obligated by law or executive order to close.

     (d) "Change of Control" means each occurrence after the Initial Closing Date of any of the following:

          (i) the acquisition, directly or indirectly, by any individual or entity or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act" and the regulations promulgated thereunder) of "Beneficial Ownership" (for purposes of these Articles Supplementary only, as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Common Equivalent Securities;

          (ii) the Company consummates a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Reorganization"); or

          (iii) the Company consummates a sale or other disposition of all or substantially all of the Company's assets to an entity that is not an affiliate of the Company (a "Sale") if, in either event
               (ii) or (iii), immediately following such Reorganization or Sale less than 50% of the Common Equivalent Securities of (x) the corporation resulting from such Reorganization or the corporation acquiring all or substantially all of the assets of the Company (in either case, the "Successor Entity") or (y) if applicable, the ultimate parent corporation (the "Parent Corporation") that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation, are represented by the Company's Common Equivalent Securities that were outstanding immediately before such Reorganization or Sale (or, if applicable, are represented by shares into which the Company's Common Equivalent Securities were converted pursuant to such Reorganization or Sale).

     (e) "Common Equivalent Securities" means the common stock and securities by their terms which are exercisable, convertible, or exchangeable for shares of common stock at the option of the holder thereof; provided that in determining the number of Equity Securities, securities exercisable, convertible, or exchangeable for shares of common stock will be deemed to include that number of shares of common stock into which such Equity Securities may be exercisable, convertible, or exchangeable.

     (f) "Company's Market Capitalization" means the average of the daily closing prices for the six-month period ending on the date of measurement multiplied by the Company Outstanding Securities.

     (g) "Company Outstanding Securities" means, for purposes of Section 5(b)(ii), Company Outstanding Junior Securities, and for purposes of
          Section 11(v)(i)(8), the Company Outstanding Cumulative Securities.

     (h) "Company Outstanding Cumulative Securities" means the sum of (1) the number of outstanding shares of Common Stock; (2) the number of outstanding limited partnership units in BNP Residential Properties Limited Partnership, excluding those owned by the Company; and (3) securities (on an as-converted basis and including the Series B Preferred Stock) that are convertible into Common Stock.

     (i) "Company Outstanding Junior Securities" means the sum of (1) the number of outstanding shares of Common Stock; (2) the number of outstanding limited partnership units in BNP Residential Properties Limited Partnership, excluding those owned by the Company; and (3) securities (on an as-converted basis) junior to the Series B Preferred Stock (as to distributions or payment upon liquidation) which are convertible into Common Stock.

     (j) "Conditional Redemption" means a redemption pursuant to Section 9 conditioned on the occurrence of a Condition.

     (k) "Current Market Price" on any date in question shall be deemed to be the average of the daily closing prices for the thirty consecutive Trading Days preceding such date in question.

     (l) "Distribution Rate" means, with respect to any share of Series B Preferred Stock then issued and outstanding, per fiscal quarter: (i) during the period from the Initial Closing Date until the First Rate Change Date, $0.275; (ii) during the period from and including the First Rate Change Date until the Second Rate Change Date, $0.33, and
          (iii) from and after the Second Rate Change Date, the Final Distribution Rate.

     (m) "Dividend Default" means the Company's failure to pay the distributions specified in Section 2(a) for two consecutive quarters during all of which time at least 227,273 shares of Series B Preferred Stock are outstanding.

     (n) "Final Distribution Rate" shall be the greater of (x) $0.385 or (y) $2.75 multiplied by an amount equal to 900 basis points over the five year Treasury rate.

          The Final Distribution Rate shall be calculated twice annually commencing on the Second Rate Change Date and each succeeding six-month anniversary thereafter.

     (o) "First Rate Change Date" shall be the eighth anniversary of the Initial Closing Date.

     (p) "Indebtedness" means (a) an obligation for borrowed money, (b) an obligation evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) an obligation under a conditional sale or other title retention agreement relating to property purchased (other than a customary reservations or retention of title under an agreement with a supplier entered into in the ordinary course of business), (d) an obligation issued or assumed as the deferred purchase price of property or services purchased (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as a liability on the Company's consolidated balance sheet, or (e) the principal portion of a capital lease obligation.

     (q) "Initial Closing Date" is the first date that the Company sells and issues a share of Series B Preferred Stock.

     (r) "Preferred B Director(s)" means directors elected to the Board from time to time pursuant to Section 4(b)(i) and Section 4(c)(i).

     (s) "Preferred Investment Return Amount" means the excess of (1) $11.00 compounded annually at an interest rate of 12% from the date the applicable Series B Preferred Stock was issued until the date of Redemption by the Company over (2) the sum of all distributions paid to date or to be paid on the applicable share of Series B Preferred Stock prior to the Redemption.

     (t) "Redemption Payment" means the payment of the Redemption Price on shares of Series B Preferred Stock to be redeemed in accordance with
          Section 9.

     (u) "Second Rate Change Date" shall be the tenth anniversary of the Initial Closing Date.

     (v)  "Series B Additional Stock"

          (i) Series B Additional Stock means any securities issued (or deemed to have been issued pursuant to Section 11(v)(ii)) by the Company after the Initial Closing Date) other than

               (1) Common Stock issued in a transaction described in Section 6(d)(i);

               (2) Common Stock issued pursuant to a dividend reinvestment plan;

               (3) capital stock (or options or warrants therefor) issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock option plan, restricted stock plan, or other compensatory plan approved by the Board;

               (4) Shares of Common Stock issued upon conversion of the Series B Preferred Stock.

               (5) Shares of Common Stock issued upon exercise of warrants and options outstanding prior to the date of filing of these Articles Supplementary, if any;

               (6) Shares of Common Stock issued upon the redemption by limited partners (other than the Company) of BNP Residential Properties Limited Partnership of limited partnership interests outstanding on the Initial Closing Date;

               (7) Shares of Common Stock issued or issuable upon the redemption by limited partners of BNP Residential Properties Limited Partnership of limited partnership interests, which interests were issued for a consideration of at least $11.00 per unit; and

               (8) Shares of Common Stock issued or issuable upon the redemption by limited partners of BNP Residential Properties Limited Partnership of limited partnership interests issued for a consideration of less than $11.00 per unit to the extent that the total value of the units issued at a value of less than $11.00, on a cumulative basis, does not exceed 15% of the Company's Market Capitalization at the time of issuance.

          (ii) In the case of the issuance after the Initial Closing Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, except as otherwise specifically provided, the following provisions shall apply:

               (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

               (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights.

               (3) If the maximum number of shares of Common Stock or the minimum exercise price cannot be determined because one or the other or both are subject to market conditions, the market conditions on the date of issuance will be used to determine the maximum number of shares and minimum exercise price. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Ratio, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change on a reasonable periodic basis, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities unless such issuance, payment, exercise or conversion is for a number of shares or for a consideration different than that used in the most recent calculation of the impact of the security on the Conversion Ratio.

               (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price and Conversion Ratio, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

               (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 11(v)(ii)(1) and Section 11(v)(ii)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 11(v)(ii)(3)or Section 11(v)(ii)(4).

     (w) "Trading Day" shall mean a day on which shares of the Common Stock are traded on the American Stock Exchange, or other national exchange or quotation system used to determine the Current Market Price.

     (x) "Unconditional Redemption" means a redemption pursuant to Section 9 not conditioned on the occurrence of a Condition.

The terms set forth below have the meanings ascribed thereto on the referenced pages:
         Accrual Date                                               2
         Additional Selection Notice                               14
         Beneficial Ownership                                      17
         Board                                                      1
         Company                                                    1
         Condition                                                 13
         Conversion Date                                            9
         Conversion Price                                           8
         Conversion Ratio                                           8
         Conversion Share                                           2
         Exchange                                                  15
         Exchange Act                                              17
         Final Conversion Date                                     13
         Investment Agreement                                       7
         Junior Securities                                          3
         Legally Available Funds                                    1
         Parent Corporation                                        17
         Parity Securities                                          7
         Preferred Distribution                                     1
         Redemption Notice                                         13
         Redemption Payment Date                                   16
         Redemption Price                                          14
         Reorganization                                            17
         Sale                                                      17
         Senior Securities                                          7
         Series B Director                                          4
         Series B Preference Payment                                3
         Series B Preferred Stock                                   1
         Successor Entity                                          17

         Transaction                                               11


Section 12.       Miscellaneous.

     (a) Severability. If any provision of these Articles Supplementary or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

     (b) Notices. All notices or other communications that are required or permitted hereunder shall be deemed delivered and received, (i) if delivered by hand or sent by confirmed facsimile transmission, on the date of delivery or confirmed transmission or (ii) if sent by overnight mail by UPS, Federal Express or other nationally-recognized overnight carrier, 48 hours after deposit with such carrier, and shall be sent, if to the Company, to 3850 One First Union Center, Charlotte, North Carolina 28202-6302, facsimile number 704-944-2039, or such other address or facsimile number as the Company may provide or publish in writing, and if to a holder(s) of Series B Preferred Stock, to such holder at the last address or facsimile number for such holder shown on the share records of the Company or such other address or facsimile number as the holder(s) may provide to the Company in writing. Deliveries of original share certificates to the Company must be by the method specified in clause (ii).

     (c) Reacquired Shares. Any Series B Preferred Stock purchased or otherwise acquired by the Company shall be retired and canceled and upon their cancellation shall become authorized but unissued Preferred Stock and may be classified again and reissued as part of a new series or class of Preferred Stock to be created by the Board pursuant to its power contained in the Charter, subject to conditions and restrictions on issuance set forth herein.

     Second: The Series B Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

     Third: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

     Fourth: The undersigned officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     In Witness Whereof, BNP Residential Properties, Inc. has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its duly authorized officer and attested by its Secretary on this 28th day of December, 2001.

                                      BNP Residential Properties, Inc.


                                      By: /s/ D. Scott Wilkerson
                                          ------------------------------
                                      Name: D. Scott Wilkerson
                                      Title:  President and CEO




ATTEST:


By: /s/ Philip S. Payne
    -----------------------------------
      Name:    Philip S. Payne
      Title:   Secretary

[Corporate Seal]